                                                       EX-99.B(j)invconsent

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective
Amendment No. 3 to Registration Statement No. 333-64172 on Form N-1A of
Waddell & Reed InvestEd Portfolios, Inc. of our report dated February 7,
2003 appearing in the Annual Report to shareholders of Growth Portfolio,
Balanced Portfolio, and Conservative Portfolio comprising Waddell & Reed
InvestEd Portfolios, Inc. for the fiscal year ended December 31, 2002 in the Statement of Additional Information, which is part of such Registration
Statement, and to the reference to us under the caption "Custodial and
Auditing Services" in such Statement of Additional Information. We also consent to the reference to us under the caption "Financial Highlights" in the Prospectus, which is also part of such Registration Statement.

/s/Deloitte & Touche LLP
-------------------------------
Deloitte & Touche LLP
Kansas City, Missouri
April 28, 2003